EXHIBIT 2.1

EXECUTION VERSION

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment, effective as of April 20, 2011, amends the Agreement and Plan of Merger, dated as of November 21, 2010 (the “Merger Agreement”), by and among Novell, Inc., a Delaware corporation (the “Company”), Attachmate Corporation, a Washington corporation (“Parent”), and Longview Software Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are collectively referred to herein as the “Parties.”

In consideration of the mutual agreements set forth in the Merger Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, do hereby agree as follows:

1. Section 3.1(b) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“(b) Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into ninety-eight shares of voting common stock of the Surviving Company and two shares of non-voting common stock of the Surviving Company.”

2. Except as expressly set forth herein, the Merger Agreement will be and is unchanged and will remain in full force and effect in accordance with its terms. Nothing herein shall be construed as a release, consent or limitation of any rights or remedies that Parent or Merger Sub may have under the terms of the Merger Agreement, all of which are expressly reserved.

3. This Amendment may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart.

[Remainder of Page Intentionally Left Blank; Signature Page(s) Follow]

IN WITNESS WHEREOF, each of the Company, Parent and Merger Sub has caused this Amendment to be signed by its duly authorized officer effective as of the date first written above.

NOVELL, INC.

By:  /s/    Ronald W. Hovsepian

        Name:  Ronald W. Hovsepian

        Title:    President & Chief Executive Officer

ATTACHMATE CORPORATION

By:  /s/    Jeff Hawn

        Name:  Jeff Hawn

        Title:    CEO/President

LONGVIEW SOFTWARE ACQUISITION CORP.

By:  /s/    Jeff Hawn

        Name:  Jeff Hawn

        Title:    CEO/President

Signature Page to Amendment to the Agreement and Plan of Merger